Media Contact: Mark Polzin (314) 982-1758

EMERSON REPORTS SECOND QUARTER 2015 RESULTS

•	Net sales of $5.4 billion decreased 7 percent, with underlying sales flat

•	Reported earnings per share increased 84 percent to $1.42. Adjusted earnings per share decreased 16 percent to $0.65, excluding a $0.77 gain on the sale of the power transmission solutions business

•	Share repurchase accelerated to $869 million in the quarter

•	Over the past twelve months $3.1 billion has been returned to shareholders through dividends and share repurchase

ST. LOUIS, May 5, 2015 – Emerson (NYSE: EMR) today announced that net sales in the second quarter ended March 31, 2015 were down 7 percent, with underlying sales flat excluding unfavorable currency translation of 5 percent and an impact from divestitures of 2 percent. Global customers in oil and gas and industrial markets, particularly energy-related, reduced spending faster and deeper than we expected as a result of the significant decline in oil prices and strength of the U.S. dollar. By geography, demand was mixed with the Middle East/Africa up 8 percent, Europe up 2 percent, and Asia up 1 percent, while the U.S. was down 3 percent and Latin America was down 7 percent. Underlying sales were led by modest growth in Commercial & Residential Solutions, reflecting favorable trends in U.S. construction, and in Process Management which benefited from a strong backlog position coming into the quarter.
Profitability declined reflecting volume deleverage, unfavorable mix, and higher costs related to increased strategic investment spending in the prior year. The sudden drop to flat underlying growth in the quarter after moderate underlying growth in the previous six months was a significant factor affecting the deleverage. For the quarter, reported earnings per share were $1.42, an increase of 84 percent. Excluding a $0.77 gain on the sale of the power transmission solutions business, adjusted earnings per share decreased 16 percent to $0.65. As a result of the rapid weakening of both orders and sales in the second quarter, we will further accelerate restructuring. Restructuring for the first half of the fiscal year totaled $53 million and full-year restructuring is now expected to exceed $140 million. Operating cash flow declined 38 percent, due to lower operating results and increased investment in working capital. Full-year operating cash generation is expected to remain strong.

- more -

"Emerson faced significant challenges and market headwinds in the second quarter as economic conditions affected demand across our businesses," said Chairman and Chief Executive Officer David N. Farr. "The strength of the U.S. dollar, lower oil prices, and a slowdown in industrial spending dramatically reduced order rates during the quarter resulting in growth below our expectations. At the end of March, trailing three-month underlying orders were negative 8 percent. By taking aggressive actions now and over the next six to nine months, we will be well-positioned to capitalize on new opportunities as the markets recover.
"As we announced at our February investor conference, we fully understand the issues we face with our portfolio composition and end-market headwinds, even though the headwinds are more severe than we anticipated," Farr continued. "We will continue to execute the tactical and strategic actions required to create long-term shareholder value. Our actions have been underway since February, but they will now need to be broader, deeper, and properly measured against our long-term objectives."

Business Segment Highlights

Process Management net sales decreased 3 percent. Underlying sales increased 2 percent supported by strong backlog and market penetration gains. Foreign currency translation had a 5 percent unfavorable impact. Order rates during the quarter were affected by a rapid reduction in global spending in the oil and gas industry resulting from the decline in oil prices and strength of the U.S. dollar. Upstream oil and gas activity slowed significantly as capital budget reductions have delayed project decisions, particularly in the Americas. As a result, underlying sales in North America were down 1 percent, as resiliency in downstream and MRO investment partially offset sharp declines in upstream activity. Demand was mixed in Asia, up 6 percent, with strong growth in India and other emerging markets offsetting a slight decline in China and continued challenging conditions in Australia. Europe grew 7 percent, as double-digit growth in emerging countries offset declines in mature western European markets. Middle East/Africa grew 3 percent reflecting favorable activity levels across the region. Segment margin decreased to 14.7 percent, primarily due to unfavorable mix, the impact of the stronger dollar on operations, investment spending in the prior year, and increased restructuring spending ($17 million or 90 basis points). As expected, lower oil prices caused significant downward pressure on process markets in the quarter. Although downstream momentum has continued to be a bright spot, the overall uncertainty surrounding oil prices has slowed the pace of business. Demand is expected to continue to be weak for the next twelve months, affecting both fiscal 2015 and 2016.
Industrial Automation net sales were down 16 percent, with underlying sales down 2 percent as currency translation deducted 6 percent and divestitures deducted 8 percent. Geographic results were generally soft, with North America down 1 percent, Europe down 2 percent, and Asia up 1 percent. The second quarter reflected weakness in short-cycle European demand, upstream oil and gas, and industrial

- more -

spending, specifically in energy-related markets. Segment margin decreased 130 basis points to 13.9 percent, which includes an unfavorable impact of 40 basis points from the power transmission solutions divestiture. Market conditions are expected to remain mixed in the near term, with Europe exhibiting some signs of improvement as a result of the weaker euro, while industrial spending will be slow to recover from recent weakness. Upstream oil and gas will continue to negatively impact order rates in the power generating alternators and electrical distribution businesses.
Network Power net sales decreased 9 percent, with underlying sales down 3 percent as currency translation deducted 5 percent and divestitures deducted 1 percent. By geography, Europe was up 4 percent, North America down 7 percent, Asia down 5 percent, Latin America up 7 percent and Middle East/Africa up 19 percent. The telecommunications power business decreased sharply as global telecommunications companies cut capital spending across all geographies. The data center business decreased moderately reflecting continued weakness in customer infrastructure investment. Segment margin declined to 3.2 percent, primarily due to volume deleverage, particularly from the telecommunications business, unfavorable mix, and increased restructuring. Demand is expected to remain mixed in the second half of the year, with improving data center market conditions and continued weakness in telecommunications power capital spending.
Climate Technologies net sales decreased 6 percent, as U.S. air conditioning customers work through pre-built inventory from the previous two quarters that was driven by regulatory changes that were effective January 1, 2015. Underlying sales declined 3 percent and currency translation deducted 3 percent. North America was down 5 percent, as the U.S. residential air conditioning business decreased by double digits resulting from the inventory pre-buy. Asia decreased 2 percent, as growth in the India, Australia, and southeast Asia air conditioning and refrigeration businesses was more than offset by slowing demand in China. Demand was mixed in other geographies, with robust growth in Middle East/Africa, Europe up 1 percent, and Latin America down double digits. Segment margin decreased to 17.3 percent, primarily driven by volume deleverage. Climate Technologies is expected to have modest underlying growth in the second half of the year as end user demand in HVAC and refrigeration is expected to remain favorable.
Commercial & Residential Solutions net sales increased 1 percent, with underlying sales up 3 percent, led by solid market conditions in the U.S. Foreign currency translation deducted 2 percent. Growth in food waste disposers, storage, and wet/dry vacuums more than offset declines in the professional tools business, which was affected by a decline in oil and gas related spending. Segment margin decreased to 19.4 percent reflecting unfavorable business mix and higher restructuring. Favorable conditions in U.S. construction markets are expected to continue in the near term, supporting the outlook for moderate growth in the second half of fiscal 2015.

- more -

2015 Outlook
The global macroeconomic environment for Emerson related businesses will continue to be challenging for the remainder of 2015, as strong headwinds from lower oil prices, strength of the U.S. dollar, and a broad slowdown in industrial spending, particularly in North America and China, will place downward pressure on underlying sales growth across most of our businesses. Visibility is limited in this environment, so our focus will be on controlling what we can: reducing costs to improve profitability, cash flow, and capital resource allocation. Near-term profitability will be negatively affected by volume deleverage as a result of weaker underlying sales growth. We now expect 2015 net sales to decline (7) to (5) percent. Underlying sales growth is expected to be 0 to 2 percent, excluding a negative impact from currency translation of approximately 5 percent and a 2 percent deduction from divestitures. Our execution focus will be on aligning costs with minimal, if any, underlying sales growth to improve margins and position the company for increased profit growth in 2016. Therefore, restructuring will continue to be increased in this environment and is now expected to exceed $140 million in the fiscal year. Reported earnings per share are expected to be $4.17 to $4.32, including a significant reduction from currency translation, the power transmission solutions divestiture gain of $0.77 per share, and accelerated restructuring costs of $0.09 per share.
"I am proud of the effort the management team and all of our employees are making in the face of these difficult global market conditions," Farr said. "We will stay focused on what we can control and drive operational improvements in this tough cycle as we move through 2015."

Upcoming Investor Events
Today at 2 p.m. ET, Emerson management will discuss the second quarter results during a conference call. Access to a live webcast of the discussion will be available at www.emerson.com/financial at the time of the call. A replay of the conference call will remain available for approximately three months.
On Wednesday, May 20, 2015, Emerson Chairman and Chief Executive Officer David Farr will present at the Electrical Products Group Conference in Longboat Key Florida, at 10:45 a.m. ET. The presentation will be posted on Emerson's website at www.emerson.com/financial at the time of the event and remain available for approximately three months.
On Thursday, May 28, 2015, Emerson Chairman and Chief Executive Officer David Farr will present at the Sanford C. Bernstein Strategic Decisions Conference in New York City, at 8:00 a.m. ET.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and

- more -

currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

(tables attached)

- more -

			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended March 31,		Percent
	2014	2015	Change

Net sales	$5,812	$5,400	(7)%
Costs and expenses:
Cost of sales	3,417	3,234
SG&A expenses	1,394	1,318
Gain on sale of business	—	932
Other deductions, net	137	136
Interest expense, net	47	40
Earnings before income taxes	817	1,604	96%
Income taxes	263	625
Net earnings	554	979	77%
Less: Noncontrolling interests in earnings of subsidiaries	7	6
Net earnings common stockholders	$547	$973	78%

Diluted avg. shares outstanding	705.2	684.1

Diluted earnings per share common stockholders	$0.77	$1.42	84%

	Quarter Ended March 31,
	2014	2015
Other deductions, net
Amortization of intangibles	$58	$53
Rationalization of operations	21	44
Artesyn equity loss	34	—
Other	24	39
Total	$137	$136

- more -

			Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Six Months Ended March 31		Percent
	2014	2015	Change

Net sales	$11,418	$10,987	(4)%
Costs and expenses:
Cost of sales	6,787	6,541
SG&A expenses	2,838	2,723
Gain on sale of business	—	932
Other deductions, net	232	200
Interest expense, net	101	86
Earnings before income taxes	1,460	2,369	62%
Income taxes	429	861
Net earnings	1,031	1,508	46%
Less: Noncontrolling interests in earnings of subsidiaries	22	10
Net earnings common stockholders	$1,009	$1,498	48%

Diluted avg. shares outstanding	706.7	689.4

Diluted earnings per share common stockholders	$1.42	$2.17	53%

	Six Months Ended March 31
	2014	2015
Other deductions, net
Amortization of intangibles	$115	$108
Rationalization of operations	34	53
Artesyn equity loss	34	—
Other	49	39
Total	$232	$200

- more -

		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended March 31,
	2014	2015
Assets
Cash and equivalents	$2,724	$3,256
Receivables, net	4,563	4,299
Inventories	2,233	2,107
Other current assets	683	682
Total current assets	10,203	10,344
Property, plant & equipment, net	3,692	3,570
Goodwill	7,875	6,805
Other intangible assets	1,810	1,555
Other	766	694
Total assets	$24,346	$22,968

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$2,661	$3,358
Accounts payables	2,522	2,407
Accrued expenses	2,583	2,595
Income taxes	66	410
Total current liabilities	7,832	8,770
Long-term debt	3,836	3,272
Other liabilities	2,153	1,958
Total equity	10,525	8,968
Total liabilities and equity	$24,346	$22,968

- more -

		Table 4
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Six Months Ended March 31
	2014	2015
Operating activities
Net earnings	$1,031	$1,508
Depreciation and amortization	419	412
Changes in operating working capital	(273)	(530)
Gain on sale of business, net of tax	—	(528)
Other, net	89	67
Net cash provided by operating activities	1,266	929

Investing activities
Capital expenditures	(397)	(359)
Purchase of businesses, net of cash and equivalents acquired	(576)	(145)
Divestitures of businesses	268	1,391
Other, net	(55)	(86)
Net cash (used by) provided by investing activities	(760)	801

Financing activities
Net increase in short-term borrowings	1,090	854
Principal payments of long-term debt	(321)	(251)
Dividends paid	(606)	(647)
Purchases of common stock	(596)	(1,351)
Purchases of noncontrolling interests	(574)	—
Other, net	(37)	(20)
Net cash used by financing activities	(1,044)	(1,415)

Effect of exchange rate changes on cash and equivalents	(13)	(208)

Increase (decrease) in cash and equivalents	(551)	107

Beginning cash and equivalents	3,275	3,149

Ending cash and equivalents	$2,724	$3,256

- more -

		Table 5
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended March 31,
	2014	2015
Sales
Process Management	$2,108	$2,042
Industrial Automation	1,232	1,034
Network Power	1,171	1,063
Climate Technologies	1,041	982
Commercial & Residential Solutions	460	465
	6,012	5,586
Eliminations	(200)	(186)
Net sales	$5,812	$5,400

Earnings
Process Management	$383	$299
Industrial Automation	187	144
Network Power	96	34
Climate Technologies	186	170
Commercial & Residential Solutions	99	91
	951	738
Differences in accounting methods	60	53
Corporate and other	(147)	853
Interest expense, net	(47)	(40)
Earnings before income taxes	$817	$1,604

Rationalization of operations
Process Management	$5	$22
Industrial Automation	3	2
Network Power	6	13
Climate Technologies	7	4
Commercial & Residential Solutions	—	3
Total	$21	$44

- more -

		Table 6
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Six Months Ended March 31
	2014	2015
Sales
Process Management	$4,149	$4,141
Industrial Automation	2,381	2,186
Network Power	2,474	2,182
Climate Technologies	1,827	1,882
Commercial & Residential Solutions	926	945
	11,757	11,336
Eliminations	(339)	(349)
Net sales	$11,418	$10,987

Earnings
Process Management	$756	$691
Industrial Automation	349	308
Network Power	179	113
Climate Technologies	293	296
Commercial & Residential Solutions	199	194
	1,776	1,602
Differences in accounting methods	117	111
Corporate and other	(332)	742
Interest expense, net	(101)	(86)
Earnings before income taxes	$1,460	$2,369

Rationalization of operations
Process Management	$8	$25
Industrial Automation	5	4
Network Power	10	14
Climate Technologies	10	6
Commercial & Residential Solutions	1	4
Total	$34	$53

- more -

Reconciliations of Non-GAAP Financial Measures & Other						Table 7
The following reconciles non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions, except per share amounts):

	Process	Industrial	Network	Climate	Comm &
Q2 sales change	Mgmt	Auto	Power	Tech	Res Solns	Total
Underlying*	2%	(2)%	(3)%	(3)%	3%	—%
Acq/Div	—%	(8)%	(1)%	—%	—%	(2)%
FX	(5)%	(6)%	(5)%	(3)%	(2)%	(5)%
Reported	(3)%	(16)%	(9)%	(6)%	1%	(7)%

2015E sales change
Underlying*	~0-2%
Acq/Div	~(2)%
FX	~(5)%
Reported	~(7)-(5)%

EPS
			Q2 2014	Q2 2015	% Change
Reported			$0.77	$1.42	84%
Gain on sale of power transmission solutions			—	($0.77)	(100)%
Adjusted*			$0.77	$0.65	(16)%

Note: Underlying sales and orders exclude the impact of acquisitions, divestitures and currency translation.

###